Exhibit 4.5

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM.

EARNOUT WARRANT

Trump Media Group CRO Strategy, Inc.

Warrant Number: [______]
Warrant Shares: [______]	Issue Date: [______]

THIS EARNOUT WARRANT (the “Warrant”) certifies that, for value received, Trump Media & Technology Group Corp. (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after August 25, 2025, on which the Trading Price of Shares of the Company is at or above [$__.00]1 (as adjusted for stock splits, stock dividends, combinations, reclassifications and similar events) (the “Trigger” and such date, the “Trigger Date”), to subscribe for and purchase from the Company, up to [______]2 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Class A common stock, $0.0001 par value per share, of the Company (“Common Stock”); provided that, should the Trigger occur, the Company shall notify the Holder that such Trigger has occurred as promptly as practicable (and in any event within two (2) days thereafter, and the Warrant must be exercised within thirty (30) days of the Company’s notification to the Holder that such Trigger has occurred (the “Trigger Expiration Date”); and provided further that, if the Trigger has occurred prior to the Closing, the Company shall provide notification to the Holder that such Trigger has occurred prior to the Closing in accordance with Section 2(a) hereof, and the Holder will be deemed to have exercised this Warrant in full at the Closing, without the requirement to deliver a Notice of Exercise (as defined below). The Warrant shall cease to be exercisable and shall terminate and become void, and all rights thereunder and under this Agreement shall cease, at 5:00 p.m., New York City time, on the earlier of (a) the Trigger Expiration Date, and (b) the fifth anniversary of the date hereof (such earlier date, the “Expiration Date”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

[1]

Insert Triggering Event I price for the first Earnout Warrant, Triggering Event II price for the second Earnout Warrant and Triggering Event III price for the third Earnout Warrant in accordance with Section 2(c) of the Business Combination Agreement.

[2]	Insert number of shares equal to 7% of the Company’s outstanding capital stock at the time of the Closing, rounded to the nearest whole number.

Section 1.Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Business Combination Agreement, dated August 25, 2025 (as amended, modified or supplemented from time to time, the “Business Combination Agreement”), by and among Yorkville Acquisition Corp., YA S3 Inc., Foris Holdings KY Limited, Crypto.com Strategy Holdings (“Crypto.com Sub”), Holder and Yorkville Acquisition Sponsor LLC (the “Sponsor”).

“Company” means, (a) prior to the Conversion, Yorkville Acquisition Corp., a Cayman Islands exempted company, and (b) upon and after the Conversion, Trump Media Group CRO Strategy, Inc., a Florica corporation, as applicable.

“Exercise Period” means, (a) if the Trigger Date occurs prior to the Closing, the period between the Closing and the Expiration Date and (b) if the Trigger Date occurs after the Closing, the period between the Trigger Date and the Expiration Date, as applicable.

“Lock-up Agreement” means the Lock-up Agreement, dated [__], 2025 (the “Lock-up Agreement”), by and between the Company and the Holder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated [__], 2025 (the “Registration Rights Agreement”), by and among the Company, the Sponsor, Crypto.com Sub and Holder.

“Shares” means, (a) prior to the Conversion, Class A ordinary shares, $0.0001 par value per share, of the Company, and (b) upon and after the Conversion, shares of Common Stock, as applicable.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise to the Company.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

“Trading Price” means, with respect to any security, for any date, the price determined by the first of the following clauses that applies: (i) if the security is then listed or quoted on a Trading Market, the closing price of the security for such date on the Trading Market on which the security is then listed or quoted as reported by Bloomberg L.P., (ii) the closing price of the security for such date on the OTC Bulletin Board, (iii) if the security is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the security are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share or unit of the security so reported, or (iv) in all other cases, the fair market value of a share or unit of the security as determined by the Company’s board of directors in reliance on the advice of a nationally recognized independent investment banking firm retained and paid by the Company for this purpose.

Section 2.Exercise.

(a)Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, during the Exercise Period by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by email (or email attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within one (1) Trading Day following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer of immediately available funds or cashier’s check drawn on a United States bank; provided, that if the Trigger Date occurs prior to the Closing, the Company shall notify the Holder at or prior to the Closing that the Trigger has occurred prior to the Closing, and the Holder will be deemed to have exercised this Warrant in full at the Closing without the requirement to deliver a Notice of Exercise, and shall have ten (10) Trading Days following the Closing to deliver the aggregate Exercise Price for the Warrant Shares in the aforesaid manner. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the date that Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b)Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.001, subject to adjustment hereunder (the “Exercise Price”).

(c)Mechanics of Exercise.

(i)Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted, at the Company’s option, by (a) the transfer agent of the Company to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company or its designee is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the

Holder, (b) by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise or (c) issuing such Warrant Shares in the name of the Holder in restricted book-entry form in the Company’s share register, by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise to the Company, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares; provided that payment of the aggregate Exercise Price is received within one (1) Trading Day following delivery of the Notice of Exercise to the Company.

(ii)Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)Rescission Rights. If the Company fails to cause the transfer agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv)Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(v)Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.Certain Adjustments.

(a)Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Warrant Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event, and the Exercise Price shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)Consolidation or Merger. In the event of any (i) consolidation or merger of the Company with or into another Person, (ii) sale of all or substantially all of the Company’s assets to another Person, or (iii) other similar transaction, in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock, the Warrant shall, immediately after such consolidation, merger, sale, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 3(b) hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 3(b) shall similarly apply to successive consolidations, mergers, sales, or similar transactions. The Company shall not effect any such consolidation, merger, sale, or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such reorganization, reclassification, consolidation, merger, sale, or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities, or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant.

(c)Pro Rata Distributions. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend or spin off or other similar transaction) (a “Distribution”), at any time on or after August 25, 2025, then, in each such case, the Holder shall be entitled upon exercise of this Warrant to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Shares acquirable upon complete exercise of this Warrant immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Shares are to be determined for the participation in such Distribution.

(d)Notice to Holder. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

Section 4.Transferability. This Warrant is not transferable.

Section 5.Prohibition on Hedging. The Holder may not, directly or indirectly, sell, hedge, transfer, pledge, mortgage, charge or otherwise dispose of or encumber, or grant any option over or right to, this Warrant or the Holder’s economic or legal rights or interests in this Warrant or in the Common Stock issuable pursuant to this Warrant.

Section 6.Miscellaneous.

(a)No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3.

(b)Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

(c)Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

(d)Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.

(e)Governing Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Business Combination Agreement.

(f)Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i)The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii)The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

(g)Notices. Any notices, consents, waivers or other document or communications required or permitted to be given or delivered under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by email (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient); and (iv) if sent by overnight courier service, one (1) Trading Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. If notice is given by facsimile or email, a copy of such notice shall be dispatched no later than the next business day by first class mail, postage prepaid. The addresses, facsimile numbers and email addresses for such communications shall be:

If to the Company:

[______]
[______]
[______]
[______]

If to the Holder:

Trump Media & Technology Group Corp.
401 N. Cattlemen Road, Suite 200
Sarasota, FL 34232
Attn: Devin Nunes, Chief Executive Officer

Or, in each of the above instances, to such other address, facsimile number or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the email transmission containing the time, date and recipient e- mail address shall be rebuttable evidence of receipt by email in accordance with clause (iii) above.

(h)Entire Agreement. This Warrant, together with the Business Combination Agreement, the Lock-up Agreement and the Registration Rights Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(i)Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

(j)Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(k)Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(m)Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Warrant to be executed by its respective officer thereunto duly authorized as of the date first above indicated.

TRUMP MEDIA GROUP CRO
STRATEGY, INC.

By:
Name: [______]
Title: [______]

TRUMP MEDIA & TECHNOLOGY
GROUP CORP.

By:
Name: [______]
Title: [______]

NOTICE OF EXERCISE

To:Trump Media Group CRO Strategy, Inc. (the “Company”)

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of lawful money in the United States.

(3) Please issue said Warrant Shares in the name of the undersigned:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investors. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)